EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                               For the Six Months
                                                 Ended June 30,
                                                      1999
1. Earnings

   (a) Income from continuing operations
        before deductions for taxes and interest       $   2,901

   (b) Portion of rental expense representative
        of interest factor                                    46

   (c) Equity in losses from less-than-50%-owned
        investments (accounted for under the
        equity method of accounting)                         342

   (d) Excess of earnings over distributions of
        less-than-50%-owned investments
       (accounted for under the equity method
        of accounting)                                       (64)



         TOTAL                                         $   3,225

2. Fixed Charges

   (a) Interest                                        $     485

   (b) Portion of rental expense representative
       of interest factor                                     46


         TOTAL                                         $     531

   Ratio (1 divided by 2)                                   6.07